United States securities and exchange commission logo





                       March 13, 2023

       Leah Gaines
       Vice President, CFO, and Treasurer
       Contango ORE, Inc.
       3700 Buffalo Speedway, Suite 925
       Houston, Texas 77098

                                                        Re: Contango ORE, Inc.
                                                            Form 10-K for the
Fiscal Year ended June 30, 2022
                                                            Filed August 31,
2022
                                                            File No. 001-35770

       Dear Leah Gaines:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation